Exhibit 99.1

Bohai Pharmaceuticals to Acquire 14 SFDA Approved Traditional Chinese Medicines

YANTAI, China, Dec. 14, 2010 /PRNewswire/ -- Bohai Pharmaceuticals Group, Inc. (OTCBB/OTCQB: BOPH), a China-based pharmaceutical company engaged in the production, manufacturing and distribution of Traditional Chinese Medicine (TCM), has entered into a binding agreement with Shandong Daxin Microbiology Pharmaceutical Industry Co., Ltd. to acquire the rights to 14 approved TCM medicines that were previously issued to Daxin by the Shandong Branch of the State Food and Drug Administration of China ("SFDA").  The aggregate purchase price is approximately $7,200,000 (CNY 48 million), of which approximately $3,000,000 (CNY 20 million) will be paid within 15 days from the execution of the agreement.  The remaining balance will be paid on or before January 31, 2011.

The product acquisitions expand Bohai's delivery platforms to include two new categories: powder and pellet formulations.  The Chinese government's Essential Drug List (EDL) for TCM, which was established in 2009 as part of China's healthcare reform, has the most product categories in these two areas.  Among the 14 medicines being acquired by Bohai, four are currently included on the EDL and an additional five medicines are included in the National Drug Reimbursement List (NRDL).  Additionally, 3 of the 14 are prescription medicines and 11 will be available for sale Over-the-Counter.  Inclusion on either the EDL or NRDL allows for up to 100% insurance coverage by the Chinese government.

"Bohai is excited to significantly expand our potential product offerings with the acquisition of these 14 products, which we believe offer great value to our shareholders," said Mr. Hongwei Qu, Chairman, President and CEO of Bohai Pharmaceuticals Group. "The ongoing national health insurance reform promises to drive tremendous growth in the Chinese markets, particularly with respect to TCM and in rural areas, where over 900 million people reside.  Patient purchased drugs from the EDL will receive 100% government coverage, so ensuring Bohai expands patient options for medicines on this list will be a key component of our growth strategy.  Importantly, these new products will leverage our existing 300 person sales-force and help us gain additional TCM market-share in China."

Bohai's 14 newly acquired medicines are in addition to the 29 traditional Chinese medicine products that the Company is authorized to produce, of which 15 are currently in production.

For additional information on this transaction, please see the Form 8-K that the Company plans to file with the U.S. Securities and Exchange Commission.

About Bohai Pharmaceuticals Group, Inc.

Based in the city of Yantai, Shandong Province, China, Bohai Pharmaceuticals Group, Inc. (OTCBB/OTCQB: BOPH) is engaged in the production, manufacturing and distribution of herbal pharmaceuticals based on Traditional Chinese Medicine in China. Bohai's medicines address common health problems such as rheumatoid arthritis, viral infections, gynecological diseases, cardio vascular issues and respiratory diseases.  Bohai's products are sold either by prescription through hospitals or over-the-counter through local pharmacies and retail drug store chains. Bohai has approximately 600 employees, including approximately 300 sales representatives, operating from 20 offices throughout China. Bohai's lead products, Tongbi Capsules and Tablets and Lung Nourishing Cream, are eligible for reimbursement under China's National Medical Insurance Program.

For additional information, please visit Bohai's corporate website: www.bohaipharma.com.

Additional Information Relating to Bohai's Trading Data

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For real-time trading data for Bohai on the OTCQB market, including Level 2 quotes, please visit: www.otcmarkets.com/stock/boph/quote.

Cautionary Note Regarding Forward Looking Statements

This press release and the statements of representatives of Bohai Pharmaceuticals Group, Inc. (the "Company") related thereto contain, or may contain, among other things, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements," including any other statements of non-historical information. These forward-looking statements are subject to significant known and unknown risks and uncertainties and are often identified by the use of forward-looking terminology such as "guidance," "projects," "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "ultimately" or similar expressions. All forward-looking statements involve material assumptions, risks and uncertainties, and the expectations contained in such statements may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results (including, without limitation, results relating to the production, marketing or sales of new products discussed herein) could differ materially from those stated or anticipated in these forward-looking statements as a result of a variety of factors, including factors and risks discussed in the periodic reports that the Company files with the Securities and Exchange Commission (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. The Company undertakes no duty to update these forward-looking statements except as required by law.

Company Contact:
Bohai Pharmaceuticals Group, Inc.
Gene Hsiao, Chief Financial Officer
856-499-4475
Investor Relations:
The Trout Group
Danielle Spangler
646-378-2924